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                                PBT BRANDS, INC.

                           APG SUBSCRIPTION AGREEMENT

         THIS SUBSCRIPTION AGREEMENT, dated July 30, 1999 (herein called this "Agreement"), is made by and among PBT BRANDS, INC., a Delaware corporation (herein called the "Company") whose address is c/o The Jordan Company, 767 Fifth Avenue, 48th Floor, New York, New York 10153, APG Special Purpose Subsidiary, Inc., a Delaware corporation ("APG Sub") and Automotive Performance Group, Inc. a Delaware corporation ("APG Parent", and together with APG Sub, "APG").

         1.       Stock Subscriptions.

                  (a) APG Sub herewith subscribes for shares of the Company's Common Stock, $0.01 par value (the "Common Stock,") as set forth on Schedule I hereto, for a purchase price of $1.00 per share ("Original Common Cost") and other good and valuable consideration, the sufficiency of which is hereby acknowledged.

                  (b) APG Sub herewith subscribes for shares of the Company's Series B Junior Redeemable Preferred Stock, $0.01 par value (the "Series B Junior Preferred Stock") as set forth on Schedule I hereto, for a purchase price of $1,000 per share ("Original Series B Preferred Cost") and other good and valuable consideration, the sufficiency of which is hereby acknowledged.

                  (c) APG Sub herewith subscribes for shares of the Company's Series D Junior Redeemable Preferred Stock, $0.01 par value (the "Series D Preferred Stock and, together with the Common Stock and the Series B Junior Preferred Stock, the "Stock") as set forth on Schedule I hereto, for a purchase price of $1,000 per share ("Original Series D Preferred Cost and together with the Original Series B Preferred Cost, the "Preferred Cost") and other good and valuable consideration, the sufficiency of which is hereby acknowledged.

                  (d) APG acknowledges to the Company and the other stockholders of the Company that APG understands and agrees, as follows:

                  THE STOCK HAS NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS. THE STOCK IS VERY SPECULATIVE AND RISKY. THERE IS NO PUBLIC OR OTHER MARKET FOR THE STOCK NOR IS ANY LIKELY TO DEVELOP. THE COMPANY HAS A LIMITED FINANCIAL HISTORY AND THE COMPANY HAS BORROWED SUBSTANTIALLY ALL OF THE FUNDS AVAILABLE TO IT TO OPERATE ITS BUSINESS. APG ACKNOWLEDGES THAT APG MAY AND CAN AFFORD TO LOSE

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ITS ENTIRE INVESTMENT AND THAT APG UNDERSTANDS THAT IT MAY HAVE TO HOLD THIS
INVESTMENT INDEFINITELY.

                  (e) The Company covenants that upon issuance the Common Stock subscribed for by APG Sub shall aggregate $110,000 in aggregate subscription and purchase price.

                  (f) The Company covenants that upon issuance, the Series B Junior Preferred Stock subscribed for by APG Sub shall aggregate $3,250,000 in aggregate subscription and purchase price.

                  (g) The Company covenants that upon issuance, the Series D Junior Preferred Stock subscribed for by APG Sub shall aggregate $990,000 in aggregate subscription and purchase price.

                  (h) Each certificate evidencing Stock being issued pursuant to this Agreement shall bear legends reflecting (i) this Agreement's existence, and
(ii) the fact that said Stock has not been registered under Federal or state securities laws and is subject to limitations on transfer set forth herein and in the Stockholders Agreement (as defined in Section 2(b)). APG acknowledges that the effect of these legends, among other things, is or may be to limit or destroy the value of the certificate for purposes of sale or for use as loan collateral. APG consents that "stop transfer" instructions may be noted against the Stock sold hereunder. APG acknowledges that it is required to become a party to the Stockholders Agreement as a condition to APG Sub purchasing the Stock hereunder.

         2.       Proposed Transactions.

                  (a) This Agreement summarizes certain pertinent documents as well as applicable laws and regulations. While the Company believes that these summaries fairly reflect and summarize such matters, APG acknowledges that such summaries are not complete and are qualified by reference to the complete texts thereof of the documents, laws and regulations so summarized.

                  (b) APG acknowledges to the Company and the other stockholders of the Company that it has received or has had ample opportunity to review and understand the current form of each of the following documents:

         A. The Amended and Restated Certificate of Incorporation of the Company which describes the securities of the Company;

         B.       The Amended and Restated By-laws of the Company;

         C. The Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of the date hereof, by and between Permatex, Inc. ("Permatex") and Loctite Corp. ("Loctite"), including all exhibits and schedules thereto;




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         D.       The Stock Purchase Agreement (the "Stock Purchase Agreement"),
                  dated as of the date hereof, by and between Permatex Acquisition Corp. ("PAC") and Advanced Chemistry and Technology, Inc. ("AC Tech"), including all exhibits and schedules thereto;

         E. The Revolving Credit and Term Loan Agreement, dated as of the date hereof, between PAC, certain lenders and BankBoston N.A. ("BankBoston"), as Agent for itself and the other lenders thereunder, including all exhibits and schedules thereto, as amended or modified from time to time (the "Credit Agreement");

         F. The Stockholders Agreement, dated as of the date hereof, among the Company and the stockholders named therein, including all exhibits and schedules thereto (the "Stockholders Agreement");

         G. The Purchase Agreement, dated as of the date hereof, between the Company and JZ Equity Partners, PLC, including all exhibits and schedules thereto (the "Securities Purchase Agreement");

         H. The Securities Purchase Agreement, dated as of the date hereof, by and between PAC and BankBoston, including all exhibits and schedules thereto (the "Mezzanine Purchase Agreement");

         I. The Jordan Investors Subscription Agreement, dated as of the date hereof, among the Company and the investors named therein, including all exhibit and schedules thereto (the "Jordan Investors Subscription Agreement");

         J. The Form of Management Subscription Agreement dated as of the date hereof, by and among the Company and the stockholders named therein, including all exhibits and schedules thereto (the "Management Subscription Agreement");

         K. The Subscription Agreement, dated as of the date hereof, by and among the Company and FSC Corp. ("FSC"), including all exhibits and schedules thereto (the "FSC Subscription Agreement");

         L. The Subscription Agreement, dated as of the date hereof, by and between the Company and certain stockholders of AC Tech, including all exhibits and schedules thereto (the "AC Tech Investors Subscription Agreement");

         M. The Agreement, dated as of the date hereof, by and among APG Sub, APG Parent, the APG Investors and the Company, including all exhibits and schedules hereto (the "APG Agreement");

         N. The Management Consulting Agreement, dated as of the date hereof, by and between the Company, Permatex Acquisition Corp., Permatex, Inc. and TJC


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                  Management Corp., including all exhibits and schedules thereto
                  (the "TJC Management Consulting Agreement");

         O. The Transaction Advisory Agreement, dated as of the date hereof, by and between the Company, Permatex Acquisition Corp., Permatex, Inc. and TJC Management Corp., including all exhibits and schedules thereto (the "TJC Transaction Advisory Agreement");

         P. The Employment Agreement, dated as of the date hereof, by and between the Company and Dean Willard, including all exhibits and certain schedules thereto (the "Employment Agreement"); and

         Q.       This Agreement and all exhibits and schedules hereto.

         The documents referred to in A through Q are hereinafter collectively referred to as the "Operative Documents" except that, for purposes of Section 8(f), this Agreement will not be considered an Operative Document.

                  The Company has afforded APG and its advisors, if any, the opportunity to discuss an investment in the Stock and to ask questions of representatives of the Company concerning the terms and conditions of the offering of the Stock and the Operative Documents, and such representatives have provided answers to all such questions concerning the offering of the Stock and the Operative Documents. APG has consulted its own financial, tax, accounting and legal advisors, if any, as to its investment in the Stock and the consequences thereof and risks associated therewith and the Operative Documents. Each of APG and its advisors, if any, have examined or have had the opportunity to examine before the date hereof the Operative Documents and all information that the advisor or APG deems to be material to an understanding of the Company, the proposed business of the Company, and the offering of the Stock. APG also acknowledges that there have been no general or public solicitations or advertisements or other broadly disseminated disclosures (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or advertising) by or on behalf of the Company regarding an investment in the Stock.

         3.       Stockholder Representations and Warranties.

                  (a) APG represents to the Company and the other stockholders of the Company that it is a sophisticated, experienced and professional investor.

                  (b) APG represents that it has had an opportunity to select and consult with such attorneys, business consultants and any other person(s) APG wished to confer with since the time when the proposed transaction and APG participation was first discussed with APG. APG acknowledges that the Company has made available to APG prior to the signing of this

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Agreement and sale of any Stock hereunder, the opportunity to ask questions of any person authorized to act on behalf of the Company concerning any aspect of the investment and to obtain any additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information.

                  (c) Except as permitted under the Stockholders Agreement, APG agrees that it will not directly or indirectly in one or a series of related transactions transfer any Stock.

                  (d) APG represents to the Company and the other stockholders of the Company that it knows and understands and has given full consideration to and has had the opportunity to ask questions of any person authorized to act on behalf of the Company concerning any aspect of the transactions with affiliates being consummated by the Company in connection with the TJC Management Consulting Agreement, the TJC Transaction Advisory Agreement, the APG Agreement (including the APG stock option and restricted stock arrangements described therein), the Employment Agreement and the Management Subscription Agreement, including all agreements, obligations, covenants and arrangements contained therein or contemplated thereby, including all exhibits and schedules thereto (collectively, the "Affiliate Transaction Agreements").

         4.       Risk Factors.

                  (a) APG acknowledges to the Company and the other stockholders of the Company that APG knows and understands that the Subsidiaries are the Company's only material assets and that the Company borrowed a substantial portion of the funds used to effect the purchase of the Subsidiaries. It is unlikely that dividends will be paid on the Stock. There is no legal requirement or promise made by the Company to declare or pay such dividends and such dividends may not in any event be paid if such payment would violate any term of the Operative Documents. Certain of the Operative Documents severely restrict the ability of the Company to make any dividend or redemption payments in any case and such payment may be restricted by future agreements or instruments binding on the Company. Such dividends and redemption payments may be made, subject to the Company's loan agreements, only from funds available for such use as provided by applicable law.

                  (b) APG acknowledges to the Company and the other stockholders of the Company that it knows and understands that an investment in the Stock of the Company is a speculative investment which involves a high risk of loss and that on and after the date hereof, there will be no public market for the Stock and the Company does not contemplate that a public market will develop.

                  (c) APG acknowledges to the Company and the other stockholders of the Company that it knows and understands and has given full consideration to and has had the opportunity to ask questions of any person authorized to act on behalf of the Company

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concerning any aspect of the transactions with affiliates being consummated by the Company in connection with the Affiliate Transaction Agreements.

                  (d) APG acknowledges to the Company and the other stockholders of the Company that it knows and understands, and has given full consideration to, the benefits and risks to APG of its investment in the Company, including, without limitation, the payments , reimbursements, indemnities and releases in the APG Agreement, and the repurchase provisions contained in Section 8 of this Agreement.

         5.       Securities Law Matters.

                  (a) APG represents and warrants to the Company and the other stockholders of the Company that APG used no "purchaser's representative" (as that term is used in Regulation D as promulgated by the Securities and Exchange Commission) in connection with this transaction. APG represents and warrants to the Company and the other stockholders of the Company that neither The Jordan Company nor any of its employees or affiliates has acted as a representative of APG in the subject transaction. APG represents that it has substantial knowledge and experience in financial, investment and business matters, and specifically in the business of the Company, and has the requisite knowledge and experience to evaluate the risks and merits of this investment. APG represents and warrants that the decision of APG to purchase the Stock hereunder has been made by APG independent of any other stockholder of the Company and independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any Stockholder of the Company or other person. APG represents and warrants to the Company and the other Stockholders of the Company that APG can and will bear the economic risks of its investment in the Company and acknowledges that it is able to hold the Company's unregistered Stock indefinitely and is able to sustain a complete loss if the stock becomes worthless.

                  (b) APG acknowledges to the Company and the other stockholders of the Company that the Stock being purchased hereunder has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), on the ground that the sales of Common Stock pursuant to this Agreement are exempt under Section 4(2) of the Securities Act as not constituting a distribution, and that the Company's reliance on such exemption is predicated in part on APG's representation which APG herewith makes that the Stock has been acquired solely by and for the account of APG for investment purposes only, and is not being purchased for subdivision, fractionalization, resale or distribution. APG has no contract, undertaking, agreement or arrangement with any other stockholder to sell, transfer or pledge to such other stockholder or anyone else the Stock (or any part thereof) which APG has purchased hereunder. APG has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement. The Stock has not been registered or qualified for resale under applicable securities laws, and may not be sold except pursuant to such registration or qualification thereunder or an exemption therefrom. APG has adequate means of providing for APG's current needs and possible contingencies and has a net worth equal to at least three times its

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
investment in the Stock. APG further acknowledges to the Company that the Stock being sold to APG must be held indefinitely unless it is subsequently registered under the Securities Act or a transfer is made pursuant to an exemption from such registration, for example, pursuant to Rule 144. APG further represents and warrants to the Company and the other stockholders of the Company that its financial condition is such that APG is not under any present necessity or constraint, and does not foresee in the future any necessity or constraint, to dispose of these shares to satisfy any existing or contemplated debt or undertaking.

                  (c) In the event that in the future the Company engages in any negotiation or transaction (including a merger or consolidation or other reorganization by or of the Company) in which Regulation D promulgated by the SEC may or will be available to the Company, APG, in the event it is not then a professional investor, agrees irrevocably (and with the knowledge and intention that the other holders of the Company's stock of all classes will rely thereon in making their respective present investment decisions) that APG will, within 5 business days of notice from the Company, which may be given in the sole discretion of the Company, appoint a purchaser's representative or representatives who shall be qualified and acceptable to the Company and any other person(s) who is (are) involved in the proposed transaction so that the maximum benefits of Regulation D shall be available to the Company and all of its stockholders. APG acknowledges that any stockholder of the Company who does not perform this covenant shall be liable to the Company and all of the Company's other stockholders for any damage or loss that may or might be incurred thereby.

         6.       Registration Rights.

                  The Stock has not been registered under Federal or state securities laws and, in consequence thereof, all of the Stock must be held indefinitely unless (a) subsequently registered under applicable Federal and state securities laws, or (b) exemptions from such registration are available at the time of a proposed sale or transfer thereof. The Company has no agreements in respect of a registration statement under either Federal or state law and the Company has no present intention to file a registration statement under either Federal or state law.

         7.       Legend.

                  All certificates representing shares of the Stock shall be endorsed as follows:

                           "THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE
                  ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT, DATED JULY 30, 1999, AMONG THE COMPANY AND ITS STOCKHOLDERS AND THE SUBSCRIPTION AGREEMENT(S), DATED JULY 30, 1999, AMONG THE COMPANY AND CERTAIN INVESTORS THEREIN. REFERENCE ALSO IS MADE TO THE RESTRICTIVE PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY. COPIES OF THE ABOVE REFERENCED AGREEMENTS ARE ON FILE AT THE OFFICE OF THE

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                  COMPANY AT 767 FIFTH AVENUE, 48TH FLOOR, NEW YORK, NEW YORK
                  10153.

                           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
                  NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT."

         8.       Repurchase Provisions

                  (a) Call Upon a Change of Control. Upon the occurrence of a Change of Control (as defined in Section 11), the Company and/or the person specified in Sections 8(c) and (d) (subject to Sections 8(a) and (b) may repurchase (the "Change of Control Call Right") all or any portion of the shares (the "Change of Control Repurchase Shares") of either or any of the:

                           (i) Common Stock purchased by APG pursuant to this
                  Agreement at a price per share equal to the Fair Market Value of such shares; or

                           (ii) Preferred Stock purchased by APG pursuant to
                  this Agreement at a price per share equal to the Fair Market Value of such shares.

         The purchase price for any shares to be purchased pursuant to this
Section 8(a) is payable in cash.

                  (b) Call Upon a Material Breach. Upon the occurrence of a Material Breach (as defined in Section 11), the Company and/or the person specified in Sections 8(c) and (d) (subject Sections 8(a) and 8(b) may repurchase (the "Material Breach Call Right") all or any portion of the shares (the "Material Breach Repurchase Shares" and, together with the Change of Control Repurchase Shares, the "Repurchase Shares") of either or any of the:

                           (i) Common Stock purchased by APG pursuant to this
                  Agreement at a price per share equal to the Original Common Cost of such shares; provided, however, that in the event of the occurrence of a Material Breach, the Material Breach Call Right is exercisable only following the giving of written notice (a "Material Breach Notice") by the Company of such Material Breach and the subsequent failure of the breaching party to cure such Material Breach within 30 days of delivery of such notice (the "Material Breach Cure Period");or

                           (ii) Preferred Stock purchased by APG pursuant to
                  this Agreement at a price per share equal to the then applicable Liquidation Value of such shares; provided, however, that in the event of the occurrence of a Material Breach, the Material Breach Call Right is exercisable only following the giving of a Material

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
                  Breach Notice by the Company and the subsequent failure of the breaching party to cure such Material Breach within the Material Breach Cure Period.

         The purchase price for any shares to be purchased pursuant to this
Section 8(b) is payable in cash.

                  (c) Participation of Management Stockholders. In the event that the Company has exercised a Change of Control Call Right or a Material Breach Call Right, each of the Management Stockholders set forth on Schedule II hereto (each, a "Participating Management Stockholder") shall have the option to participate in such repurchase to the extent of such Participating Management Stockholder's direct and indirect ownership (through his ownership of the capital stock of APG Sub) of the capital stock of the Company, and shall be entitled to purchase that number of Repurchase Shares equal to the sum of (x) the product of (A) the aggregate number of Repurchase Shares, and (B) such Participating Management Stockholder's percentage ownership of the Company's capital stock (calculated on a fully diluted basis assuming the exercise of all outstanding options and other convertible instruments) plus (y) the product of
(A) the aggregate number of Repurchase Shares, and (B) the product of (1) a fraction, the numerator of which is the aggregate number of shares of APG Parent owned by such Participating Management Stockholder (calculated on a fully-diluted basis assuming the exercise of all outstanding options and other convertible instruments) and the denominator of which is the aggregate number of outstanding shares of Common Stock of APG Parent (calculated on a fully-diluted basis assuming the exercise of all outstanding options and other convertible instruments), and (2) a fraction, the numerator of which is the aggregate number of shares of Common Stock of the Company owned by APG Sub (calculated on a fully-diluted basis assuming the exercise of all outstanding options and other convertible instruments) and the denominator of which is the aggregate number of outstanding shares of Common Stock of the Company (calculated on a fully-diluted basis assuming the exercise of all outstanding options and other convertible instruments); provided, however, that any Participating Management Stockholder whose actions or failure to act contributed to or resulted in a Change of Control or Material Breach shall not be entitled to exercise the rights contained in this Section 8(c).

                  (d)      Participation of Other Stockholders.

                           (i) In the event the Company does not or is unable to
                  exercise the rights contained in paragraphs (a) or (b) of this
                  Section 8, the Stockholders of the Company (other than the Participating Management Stockholders) shall have the right to purchase at the price set forth in paragraph (a) or (b) of this Section 8, as the case may be, any portion of the Repurchase Shares that otherwise would have been purchased by the Company (the "Company Repurchase Shares") in the following order of priority: first, the Jordan Investors shall have the right to purchase the Company Repurchase Shares pro rata among those of the Jordan Investors so electing, and thereafter, all other Stockholders (other than the Participating Management Stockholders) shall have the right to purchase the Company Repurchase Shares pro rata among the Stockholders so electing to

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                  purchase (or in such percentages as such other Stockholders may agree); provided, however, that nothing contained in this subparagraph (i) shall be deemed to prevent or otherwise interfere with the exercise of the rights of the Participating Management Stockholders to participate in a repurchase of the Repurchase Shares as set forth in Section 8(c); or

                           (ii) In the event a Participating Management
                  Stockholder does not or is not entitled to exercise the rights contained in this Section 8(d), the Company and the other Stockholders of the Company (other than the Participating Management Stockholders) shall have the right to purchase at the price set forth paragraph (a) or (b) of this Section 8, as the case may be, any portion of the Repurchase Shares that such Participating Management Stockholder would otherwise have been entitled to purchase (the "Management Repurchase Shares") in the following order of priority: first, the Company shall have the right to purchase the Management Repurchase Shares, second, the Jordan Investors shall have the right to purchase the Management Repurchase Shares pro rata among those of the Jordan Investors so electing, and thereafter, all other Stockholders (other than the Participating Management Stockholders) shall have the right to purchase the Management Repurchase Shares pro rata among the Stockholders so electing to purchase (or in such percentages as such other Stockholders may agree).

                  (e) Expiration and Closing of Call Rights. The Stockholder and/or the Company, upon becoming aware of a Change of Control or Material Breach, will promptly notify the company and the Jordan Investors thereof. If the Company and/or the other persons entitled thereto has not delivered to the Stockholder written notice (a "Call Notice") of its intention to exercise the Change of Control Call Right or the Material Breach Call Right within six months of (i) the occurrence of a Change of Control, or (ii) the expiration of the Material Breach Cure Period, such call rights shall automatically expire. The closing of any purchase pursuant to such call rights shall take place at the time and place designated by the Company in the Call Notice, which date, subject to the final sentence of this Section 8(e), shall not be more than twelve (12) months after the delivery of the notice. This Section 8 shall terminate in its entirety upon a Sale of the Company (as defined in Section 11).

                  (f) Restrictions on Payments by the Company. Notwithstanding anything to the contrary contained in this Agreement, all repurchases pursuant to this Section 8, shall be subject to (i) applicable restrictions contained in any applicable law, (ii) restrictions contained in the Company's and its subsidiaries' debt and equity financing agreements, including the Credit Agreement, the Securities Purchase Agreement and the Mezzanine Purchase Agreement, each as amended and in effect from time to time, and (iii) the availability of cash to make any lump sum cash payments.

                  (g) Timing of Payments. In the event the Company elects or is obligated to make payments in cash pursuant to the provisions of Section 8, such payments will be made within twelve months of the date of the call.

         9.       Non-Competition.

                  (a) As an inducement to the Company to enter into this Agreement, APG, on behalf of itself, its management employees, its Subsidiaries and its controlled entities (the "APG Control Parties") agrees that, for a period of twelve years after the date hereof, no member of the APG Control Parties will directly or indirectly, own, manage, operate, control, seek to acquire, or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, including any joint venture agreements or arrangements ("Competitive Business") that directly or indirectly competes with the Business of the Company as at the date hereof or contemplated to be conducted by the Company as of the date hereof, anywhere in the world; provided, however, that each member of the APG Control Parties may continue operating its existing businesses (the "APG Business") to the extent currently conducted as set forth on the date hereof; provided, further, that the provisions of this Section 9(a) shall terminate upon the second anniversary of the date upon which APG Sub ceases to be a Stockholder of the Company.

                  (b) APG agrees that the violation or threatened violation of any of the provisions of this Section 9 shall cause immediate and irreparable harm to the Company and that the damage to the Company will be difficult or impossible to calculate with precision. Therefore, in the event any of the APG Control Parties violates this Section 9, an injunction restraining such APG Control Party from such violation may be entered against such APG Control Party in addition to any other relief available to the Company.

         10. Confidentiality and Non-Solicitation. As an inducement to the Company to enter into this Agreement, APG, on behalf of itself, its Affiliates and the APG Parties (as defined in the APG Agreement)(the "APG Group") agrees that, for a period of twelve years after the date hereof:

                  (a) No member of the APG Group will directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Company, Confidential Information (as defined in Section 11) and each member of the APG Group shall use its best efforts to cause all persons or entities to whom any Confidential Information has been disclosed to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

                  (b) Each member of the APG Group shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any such Confidential Information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, APG, on behalf of the APG Group, shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

                  (c) No member of the APG Group will without the express prior written approval of the Board of Directors of the Company:

                  (i) directly or indirectly recruit, solicit or otherwise induce or influence any employee, sales agent, joint venturer, lessor, supplier, agent, representative or any other person that has or had during (A) the two year period initially preceding the date hereof and
         (B) the one year period following the date hereof, a business relationship with the Company, to discontinue, reduce or adversely modify such employment, agency or business relationship with the Company to the extent such employment, agency or business relationship pertains to the Business; or

                  (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent officers of any member of the APG Group from providing a letter of recommendation to an employee with respect to a future employment opportunity.

                  (d) No member of the APG Group will without the express prior written approval of the Board of Directors of the Company, directly or indirectly, recruit, solicit or otherwise induce or influence any customer or supplier of the Company to discontinue, reduce or modify such business relationship with the Company to the extent such business relationship pertains to the Business.

                  (e) APG agrees that the violation or threatened violation of any of the provisions of this Section 10 shall cause immediate and irreparable harm to the Company and that the damage to the Company will be difficult or impossible to calculate with precision. Therefore, in the event any member of the APG Group violates this Section 10, an injunction restraining such member of the APG Group from such violation may be entered against such member of the APG Group in addition to any other relief available to the Company.

         11.      Definitions

                  (a) "AC Tech Business" shall mean the development, manufacture and marketing of aircraft sealants, including but not limited to products based upon Morton International, Inc. supplied polysulfide chemicals and additional core technologies in epoxy, silicone and urethane based sealants, adhesives and coatings marketed into markets, including but not limited to, aircraft, space marine, automotive, electronics and telecommunications.

                  (b) "Affiliate" shall mean with respect to any Person, (a) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, or
(b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above; provided, that any Affiliate of a corporation shall be deemed an Affiliate of such corporation's stockholders. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than 5% of the outstanding shares of voting stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  (c) "APG Investors" shall mean APG stockholders who are parties to the APG Agreement.

                  (d) "APG Parent" shall mean Automotive Performance Group, Inc., a Delaware corporation.

                  (e) "Business" shall mean the AC Tech Business and the Permatex Business.

                  (f) "Change of Control" shall mean if (i) any person (other than the APG Investors) acquires beneficially and of record, at least 51% of the issued and outstanding capital stock of APG Parent (but not including for this purpose, any warrants, options or convertible securities issued to the APG Investors after the date hereof), (ii) any Person or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act, as amended) shall obtain the power (whether or not exercised) to elect a majority of APG Parent's directors, or (iii) directors nominated by the APG Investors shall cease to constitute a majority of the Board of Directors of APG Parent, or (iv) APG Parent shall cease to own, beneficially and of record, 100% of the issued and outstanding capital stock of APG.

                  (g) "Confidential Information" means any trade secret, confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, sales techniques, confidential information relating to suppliers, information relating to the special and particular needs of the Business and its operational methods, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of the Business, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by Sellers.

                  (h) "Determination Period" shall mean the last four consecutive completed fiscal quarters as set forth on the audited financial statements of the Company immediately preceding the Change of Control Call Right exercised pursuant to Section 8(a) for which Fair Market Value shall be used to determine the Change of Control Call Right price.

                  (i) "EBITDA" shall mean shall mean for any period, the consolidated net income (or loss) of the Company (after eliminating all extraordinary or non-recurring items of income or loss), as reflected in the Company's financial statements for such period, plus (i) interest and other expense in respect of indebtedness for borrowed money and similar expense in respect of capitalized leases, charged, accrued or otherwise allocated against such net income (or loss), plus (ii) expenses for income taxes (whether paid, accrued or deferred) charged or otherwise allocated against such net income, plus (iii) depreciation and amortization of any assets or other non-cash charges (including, without limitation, any depreciation, amortization and other non-cash charges relating to purchase accounting adjustments, and any amortization or writeoff or intangible assets, transaction costs or goodwill) charged, allocated or otherwise accrued against such net income (or loss), plus, without duplication, (iv) non-cash expenses attributable to the issuance of stock, options or warrants by the Company to any of its directors, officer, employees, dealers or others or the exercise thereof, charged, accrued or allocated against such net income (or loss), minus (v) interest income and other income, in each case, excluding any such interest, depreciation, amortization costs and expenses previously taken into account in determining EBITDA during any period preceding such period, all as determined in accordance with generally accepted accounting principles, consistently applied.

                  (j) "Fair Market Value" shall mean, for any Determination Period, the Quotient obtained by dividing (i) an amount equal to (A) 5.75 multiplied by EBITDA for the Determination Period less (B) the aggregate amount of indebtedness for borrowed money and capitalized leases of the Company as of the end of the Determination Period (including, without limitation, interest accrued but unpaid as of the end of the Determination Period) less (C) the aggregate liquidation value of shares of preferred stock of the Company outstanding at the end of the Determination Period (including, without limitation, dividends secured but unpaid in respect of such stock as of the end of the Determination Period), less (D) the aggregate amount that would be payable by the Company in respect of any equity appreciation or similar rights outstanding as of the end of the Determination Period assuming the exercise in full of any and all such rights (whether vested or not) as of such date, by (ii) the aggregate number of shares of Common Stock issued and outstanding on a fully diluted basis as of the date of the Change of Control giving rise to the calculation of Fair Market Value; provided, however that in no event shall the Fair Market Value be less than the Original Common Cost or the Original Preferred Cost, as the case may be.

                  (k) "Jordan Investors" shall mean the Stockholders who are parties to the Jordan Investors Subscription Agreement and JZEP.

                  (l) "JZEP" shall mean JZ Equity Partners PLC.

                  (m) "Liquidation Value" shall mean the per share Liquidation Value of the Series B Redeemable Preferred Stock, and/or the per share Liquidation Value of the Series D Redeemable Preferred Stock, each as defined in the Company's Amended and Restated Certificate of Incorporation.

                  (n) "Material Breach" shall mean the breach in any material respect of any of the representations, warranties, covenants, obligations and agreements of APG, any of its Affiliates or any of the APG Parties (as defined in the APG Agreement) under this Agreement, the Stockholders Agreement, the APG Agreement or any other agreement to which APG or APG Parent is a party executed in connection with the transactions contemplated under this Agreement, the Stockholders Agreement or the APG Agreement.

                  (o) "Permatex Business" shall mean the development, manufacture and distribution of functional chemical products to the automotive maintenance and repair and consumer markets, including but not limited to anaerobic threadlockers and liquid gaskets, silicone gasketing materials, aerosol parts cleaners, waterless handcleaners, adhesives and a variety of "Do-It-Yourself" fix and repair chemical products.

                  (p) "Person" shall mean an individual or a corporation, association, partnership, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

                  (q) "Sale of the Company" means the sale of the Company to an independent third party or group of third parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's Board of Directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

                  (r) "Three Year Junior Notes" shall mean a subordinated promissory note of the Company in the form attached hereto as Exhibit A.

         12       Miscellaneous Provisions and Definitions.

                  (a) Subject to the conditions of transfer of Stock contained herein and in the Stockholders Agreement, this Agreement, including, without limitation, the provisions of Section 8 of this Agreement, shall be binding upon and shall inure to the benefit of APG and its respective successors and assigns, by way of merger consideration or operation of law or otherwise and to the Company and its respective successors and assigns, by way of merger, consolidation or operation of law or otherwise. Once APG is no longer a stockholder of the Company, all rights and benefits previously enjoyed by such party pursuant to the terms of this Agreement shall automatically terminate with respect to APG.

                  (b) Prior to consummation of any transfer of shares of Stock held by APG permitted under the Stockholders Agreement, except for transfers pursuant to Rule 144 or a public offering, such party shall cause the transferee to execute an agreement in which the transferee agrees to be bound by the terms of this Agreement.

                  (c) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

                  (d) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF NEW YORK, AND NO DEFENSE,

COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. SUBJECT TO PARAGRAPH 12(e), EACH OF APG AND THE COMPANY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT OR ANY AGREEMENT RELATING TO OR CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OPERATIVE DOCUMENTS MAY BE COMMENCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURTS IN NEW YORK, NEW YORK. EACH OF APG AND THE COMPANY CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS PARAGRAPH 12(d) SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS OR ANY AGREEMENT RELATING TO OR CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OPERATIVE DOCUMENTS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

                  (e) EACH OF APG AND THE COMPANY AGREE THAT ANY DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT OR RELATING TO OR IN RESPECT OF THIS AGREEMENT, OR ANY AGREEMENT RELATING TO OR CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OPERATIVE DOCUMENTS THEIR NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, OR ANY AGREEMENT RELATING TO OR CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OPERATIVE DOCUMENTS SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN NEW YORK, NEW YORK AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK. DECISIONS PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES SUBJECT TO CONFIRMATION, MODIFICATION OR CHALLENGE PURSUANT TO 9 U.S.C. Section 1 ET SEQ. UPON THE CONCLUSION OF ARBITRATION, APG OR THE COMPANY MAY APPLY TO ANY COURT OF THE TYPE DESCRIBED IN PARAGRAPH 12(d) TO ENFORCE THE DECISION PURSUANT TO SUCH ARBITRATION. IN CONNECTION WITH THE FOREGOING, THE PARTIES HEREBY WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT OR ANY AGREEMENT RELATING TO OR CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OPERATIVE DOCUMENTS.

                  (f) APG agrees and acknowledges that the Operative Documents and any other agreement or instrument that may restrict the ability of the Company to make any dividend or redemption payments may be created, amended, modified or supplemented, from time to time, and may be refinanced, extended or substituted, from time to time, without notice to, or the consent or approval of, APG.

                  (g) All personal pronouns used in this Agreement, whether masculine, feminine or neuter gender, shall include all other genders if the context so requires; the singular shall include the plural, and vice versa.

                  (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (i) In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

                  (j) This Agreement constitutes the entire agreement by and among the parties with respect to the subject matter hereof and may not be modified orally, but only by a writing subscribed by the party charged therewith.

                  (k) Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action necessary to effectuate the terms and purposes of this Agreement.

                  (l) Whenever notice is required to be given by any party hereunder, such notice shall be deemed sufficient when delivered to the Company at its address above which is also the address of The Jordan Company LLC and to APG to such address as APG shall have furnished.

                  (m) Each party shall be entitled to rely conclusively upon any notice received, or the failure to receive any notice, from any other party with respect to rights and obligations under this Agreement.

                  (n) Each person who is entitled to participate in the repurchase rights set forth in Section 8 are intended third party beneficiaries thereof.

         IN WITNESS WHEREOF, each of the undersigned has signed this Agreement as of the date first above written:



                                            PBT BRANDS, INC.


                                            By:   /s/ Douglas Zych
                                                  Name: Douglas Zych
                                                  Title: Vice President

                                            APG SPECIAL PURPOSE SUBSIDIARY, INC.


                                            By:   /s/ Dean M. Willard
                                                  Name:
                                                  Title:

                       AUTOMOTIVE PERFORMANCE GROUP, INC.


                                            By:   /s/ Dean M. Willard
                                                  Name:
                                                  Title:

                                                                      SCHEDULE I

                              Stockholder Schedule


                                        Consideration       Series B Junior    Series D
                         Class A        Paid for Common     Preferred          Junior         Consideration Paid
                         Common         Stock               Stock              Preferred      for Preferred Stock
Stockholder              Stock                                                 Stock

APG Special Purpose      110,000        $110,000            3,250              990            $4,240,000
Subsidiary, Inc.

                                                                     SCHEDULE II

                      Participating Management Stockholders